Exhibit 99.3

INDUSTRIES INC.

EMPLOYEE FREQUENTLY ASKED QUESTIONS

1.	What was announced today?

•	Today we announced that AEP will be combining with Berry Plastics, a leading provider of value-added plastic consumer packaging and engineered materials.

•	This is an exciting transaction that delivers substantial value to AEP stockholders and creates benefits for our employees and customers.

2.	Who is Berry Plastics?

•	Berry Plastics is a leading provider of value-added plastic consumer packaging and engineered materials.

•	Headquartered in Evansville, Indiana, Berry Plastics has 115 facilities worldwide and more than 21,500 employees, serving over 13,000 customers, ranging from large multinational corporations to small local businesses.

•	The company has augmented its product offering, as an active acquirer of plastic packaging businesses globally.

•	For additional information, please visit Berry Plastics’ corporate website at www.berryplastics.com.

3.	Why did AEP agree to combine with Berry Plastics? What are the benefits of this combination?

•	We believe this transaction is in the best interests of AEP, our employees, our customers and our stockholders; our growth strategies are aligned and together with Berry Plastics’ Engineered Materials Division, we will create a diversified packaging film producer serving the North American market.

•	The combined company will have an expanded product portfolio to deliver our high quality packaging films to even more customers around the world.

•	Berry Plastics shares our commitment to teamwork and success, and looks forward to welcoming AEP employees into the Berry Plastics organization.

4.	When is the transaction expected to close?

•	We expect the transaction will close in the December 2016 quarter, subject to regulatory approvals, approval by AEP stockholders and other customary closing conditions.

•	Until the transaction closes, AEP and Berry Plastics will operate as separate companies and it is business as usual.

5.	How will AEP fit into Berry Plastics’ corporate structure?

•	Berry Plastics is excited about incorporating our businesses into their company structure and we will provide more details on this as we move through the integration and planning process. While this announcement is an important milestone, there are many decisions left to be made.

•	AEP, together with Berry’s Engineered Materials Division, creates an impressive packaging film producer serving the North American market.

•	Together we will be able to optimize complementary production capacities, reduce materials and conversion costs, and better serve customers from an expanded North American footprint with a portfolio of products that is one of the most comprehensive in the industry.

6.	How does this affect AEP employees? Are layoffs planned as a result of this combination?

•	It is much too soon to predict or assess specific impacts on people or facilities, and there are still many details to work through to complete the transaction.

•	This is a strategic transaction; Berry Plastics has great respect for our company and recognizes the value of our employees. We understand that employment continuity is important to every AEP employee and you can be assured this is a key concern for our executive leadership team.

•	Importantly, Berry Plastics shares our commitment to teamwork and success, and looks forward to welcoming AEP employees into the Berry Plastics organization.

•	We are committed to keeping you informed of important milestones as we progress.

7.	Will there be any changes to employee compensation, benefits and plans?

•	Until the transaction closes, AEP and Berry Plastics will operate as separate companies and employee compensation and benefits will continue in the ordinary course.

8.	What are the integration plans? What can AEP employees expect in the interim?

•	It is very early in the process with many details to be determined. Until the transaction closes, AEP and Berry Plastics will operate as separate companies and it is business as usual.

•	You should continue to compete vigorously and independently, including against Berry Plastics where they are a competitor. You should not discuss customers, prices or any other competitive issues with anyone at Berry Plastics, just as you would not with any other competitor.

•	We are committed to keeping employees informed as once decisions are made.

•	Employees will continue to report to their current supervisor in their respective function or business. Employees should continue to focus on executing our business plan and providing outstanding customer service.

•	In the coming weeks, we will also be forming integration planning teams to help ensure a smooth transition.

9.	Will there be new opportunities in terms of jobs and relocation?

•	While this announcement is an important milestone, there are many decisions left to be made.

•	It is much too soon to know or discuss specific impacts on people or facilities and there are still many details to work through to complete the transaction.

•	Over the long term, we believe that, as part of a larger company, employees of the combined company will benefit from access to even greater resources and growth opportunities.

10.	Where will the combined company be headquartered and who will lead it? What will happen to AEP’s headquarters?

•	While this announcement is an important milestone, there are many decisions left to be made.

•	It is much too soon to know or discuss specific impacts on people or facilities and there are still many details to work through to complete the transaction.

•	The combined company will be led by Berry Plastics’ chief executive officer, Jonathan Rich.

•	Our business profile is complementary to Berry Plastics’ business portfolio and long term growth strategy. Future plans on reporting structure and sites will be determined at a later date.

11.	What does this mean for our customers?

•	From now until close it is business as usual and we plan to continue to address our customers’ needs with the same care and diligence as they have come to expect from us.

•	Like AEP, Berry Plastics prioritizes creating and maintaining strong customer relationships and is committed to delivering high-quality customized packaging solutions to its customers across many end-markets including consumer packaging, health, hygiene and agriculture engineered materials.

•	We expect a seamless transition following the close of the transaction and we will be communicating with our customers to reinforce that they remain a priority for us.

12.	What do I do if I am asked about the transaction by an external party?

•	As always, should you be contacted from members of the media, investors or the general public regarding this transaction, it is important that you please forward any calls you may receive to Paul Feeney, Executive Vice President, Finance and Chief Financial Officer at 201-807-2330 or feeneyp@aepinc.com.

13.	Where can employees obtain additional information?

•	We will make every effort to keep you informed of important milestones as we progress.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed transaction, Berry expects to prepare and file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a proxy statement/prospectus and other documents with respect to Berry’s proposed acquisition of AEP. Investors are urged to read the proxy statement/prospectus (including all amendments and supplements thereto) and other relevant documents filed with the SEC if and when they become available because they will contain important information about the proposed transaction.

Additional Information and Where to Find It

Investors may obtain free copies of the registration statement, the proxy statement/prospectus and other relevant documents filed by Berry and AEP with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Berry with the SEC will also be available free of charge on Berry’s website at www.berryplastics.com and copies of the documents filed by AEP with the SEC are available free of charge on AEP’s website at www.aepinc.com.

Participants in Solicitation Relating to the Merger

Berry, AEP, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from AEP’s shareholders in respect of the proposed transaction. Information regarding Berry’s directors and executive officers can be found in Berry’s definitive proxy statement filed with the SEC on January 20, 2016 and its 2015 Annual Report filed with the SEC on November 23, 2015 as well as its other filings with the SEC. Information regarding AEP’s directors and executive officers can be found in AEP’s definitive proxy statement filed with the SEC on February 25, 2016 and its 2015 Annual Report filed with the SEC on January 14, 2016, as well as its other filing with the SEC. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed transaction if and when they become available. These documents are available free of charge on the SEC’s website and from Berry and AEP, as applicable, using the sources indicated above.

Use of Non-GAAP Financial Measures

This document includes non-GAAP financial measures such as adjusted EBITDA, adjusted net income, and adjusted free cash flow. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth within this document. With respect to AEP, “adjusted EBITDA” means net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense), net, and share-based compensation expense (income). With respect to Berry, “Adjusted EBITDA” means net income (loss) before depreciation and amortization, income tax expense (benefit), interest expense (net) and certain non-recurring or non-cash charges and as adjusted for unrealized cost reductions and acquired businesses, including unrealized cost synergies, which are more particularly defined in Berry’s credit documents and the indentures governing Berry’s outstanding notes. “Adjusted Net Income” means net income (loss) excluding debt extinguishment costs, other expense (income), non-cash amortization costs from the 2006 private sale, restructuring and impairment charges, and business optimization costs, in each case net of income tax impact. “Adjusted Free Cash Flow” means cash flow from operating activities less additions to property, plant and equipment and payments under Berry’s tax receivable agreement.

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. All statements regarding Berry’s, AEP’s or their respective subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, dispositions, expected lease income, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “would,” “will,” “seeks,” “approximately,” “outlook,” “looking forward” and other similar expressions or the negative form of the same are forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential timing or consummation of the proposed transaction or the anticipated benefits thereof, including, without limitation, future financial and operating results. Berry and AEP caution readers that these and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to risks and uncertainties related to (i) the ability to obtain shareholder and regulatory approvals, or the possibility that they may delay the transaction or that such regulatory approval may result in the imposition of conditions that could cause the parties to abandon the transaction, (ii) the risk that the conditions to closing of the merger may not be satisfied; (iii) the ability of Berry to integrate the acquired business successfully and to achieve anticipated cost savings and other synergies, (iv) the possibility that other anticipated benefits of the proposed transaction will not be realized, including without limitation, anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the new combined company’s operations, and the anticipated tax treatment, (v) potential litigation relating to the proposed transaction that could be instituted against Berry, AEP or their respective directors, (vi) possible disruptions from the proposed transaction that could harm Berry’s or AEP’s business, including current plans and operations, (vii) potential adverse reactions or changes to relationships with clients, employees, suppliers or other parties resulting from the announcement or completion of the merger, (viii) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis, (ix) continued availability of capital and financing and rating agency actions, (x) legislative, regulatory and economic developments and (xi) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the Securities and Exchange Commission (“SEC”) in connection with the proposed transaction. The list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles or impediments to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Berry’s or AEP’s consolidated financial condition, results of operations, credit rating or liquidity. Neither Berry nor AEP assumes any obligation to provide revisions or updates to any forward looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.